Exhibit 99.1

For Immediate Release

Contact: David Messenger, CFO

Phone: 720.283.6120

UDR Announces Expiration of Early Tender Deadline, Receipt of Requisite Consents
and Execution of Supplemental Indenture

DENVER, CO – August 21, 2009 – UDR, Inc. (NYSE: UDR — News), a leading multifamily real estate investment trust (REIT), today announced that the early tender deadline in respect of its previously announced cash tender offer and consent solicitation (the “Offer”) for its 81/2% Debentures Due September 15, 2024 (the “Notes”)(CUSIP No. 910197AC6), as previously extended by the Company, expired at 5:00 P.M., Eastern Time, on August 20, 2009 (the “Extended Early Tender Deadline”).

As of the expiration of the Extended Early Tender Deadline, valid tenders and consents had been received from holders of $37,464,000 in aggregate principal amount of Notes, representing approximately 70.53% of the outstanding Notes. Accordingly, the requisite majority consents to adopt the proposed amendments to the indenture governing the Notes have been received, and a supplemental indenture to effect the proposed amendments described in the Offer to Purchase and Consent Solicitation Statement dated August 4, 2009 (the “Offer to Purchase”) was executed on August 20, 2009. As executed, the supplemental indenture eliminates certain restrictive covenants and events of default contained in the indenture governing the Notes. The amendments will become operative on the date that the Notes validly tendered in connection with the requisite consents are purchased by the Company pursuant to the Offer. The early payment date is expected to be on or about August 21, 2009.

Holders who validly tendered their Notes and delivered their consents at or prior to the Extended Early Tender Deadline, and did not withdraw their Notes and consents at or prior to such time, will receive Total Consideration of $1,100 per $1,000 principal amount of Notes tendered, which includes an early tender payment of $120 per $1,000 principal amount of Notes (the “Early Tender Payment”), if their tendered Notes are accepted for purchase.

The Company previously extended the expiration time of the Offer from 5:00 P.M., Eastern Time, on August 31, 2009 to 11:59 P.M., Eastern Time, on September 3, 2009, unless extended or earlier terminated (the “Extended Expiration Time”). Holders of Notes may tender their Notes until the Extended Expiration Time pursuant to the Offer to Purchase; however, any such tender that occurs after the Extended Early Tender Deadline will not be entitled to the Early Tender Payment. Completion of the Offer is subject to satisfaction or waiver by the Company of certain conditions, as described in the Offer to Purchase.

The complete terms and conditions of the Offer are described in the Offer to Purchase and Consent Solicitation Statement dated August 4, 2009, copies of which may be obtained by contacting Global Bondholders Services Corporation as Information Agent at (866) 924-2200 (U.S. toll-free) or (212) 430-3774. The Company has engaged Wells Fargo Securities to serve as Dealer Manager for the tender offer. Questions regarding the tender offer and consent solicitation may be directed to Wells Fargo Securities at (866) 309-6316 (U.S. toll-free) or (704) 715-8341.

None of the Company, the Dealer Manager or the Information Agent make any recommendations as to whether holders should tender their Notes or deliver consents pursuant to the Offer, and no one has been authorized by any of them to make such recommendations. Holders must make their own decisions as to whether to tender Notes and deliver consents, and, if so, the principal amount of Notes to tender.

This press release does not constitute an offer to purchase, a solicitation of an offer to sell nor a solicitation of consents with respect to, any Notes or other securities, nor shall there be any purchase of Notes in any state or jurisdiction in which such offer, solicitation or purchase would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. The tender offer and consent solicitation is being made solely by the Offer to Purchase and Consent Solicitation Statement dated August 4, 2009.

About UDR, Inc.

UDR is a leading multifamily real estate investment trust with a demonstrated performance history of delivering superior and dependable returns by successfully managing, buying, selling, developing and redeveloping attractive real estate properties in targeted U.S. markets. As of August 1, 2009, UDR owned 44,990 apartment homes and had 1,916 homes under development. For over 37 years, UDR has delivered long-term value to shareholders, the best standard of service to residents, and the highest quality experience for associates. Additional information can be found on the Company’s website at www.udr.com.

Forward-Looking Statements

Certain statements made in this press release may constitute “forward-looking statements.” The words “expect,” “intend,” “believe,” “anticipate,” “likely,” “will” and similar expressions generally identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated, due to a number of factors, which include, but are not limited to, unfavorable changes in the apartment market, changing economic conditions, the impact of inflation/deflation on rental rates and property operating expenses, expectations concerning availability of capital and the stabilization of the capital markets, the impact of competition and competitive pricing, acquisitions or new developments not achieving anticipated results, delays in completing developments and lease-ups on schedule, expectations on job growth, home affordability and demand/supply ratio for multifamily housing, expectations concerning development and redevelopment activities, expectations on occupancy levels, expectations concerning the Vitruvian Park project, expectations that automation will help grow net operating income, expectations on post-renovated stabilized annual operating income, expectations on annualized net operating income and other risk factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time, including the Company’s Annual Report on Form 10-K and the Company’s Quarterly Reports on Form 10-Q. These forward-looking statements and such risks, uncertainties and other factors speak only as of the date of this press release, and the Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in the Company’s expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except to the extent otherwise required by law.